Exhibit 99.1

Explanation of Responses:

(1)  The price reported in Column 4 is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $19.35 to $19.99, inclusive. The reporting person undertakes to provide to Bill Barrett Corporation, a Delaware corporation (the “Company”), any security holder of the Company, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote 1.

(2)  The shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, reported herein as indirectly acquired by Jeffrey Harris on December 12, 2008, were acquired and are directly beneficially owned by Warburg Pincus Private Equity X, L.P., a Delaware limited partnership, and an affiliated fund (collectively, “WP X”).   The other shares of Common Stock reported herein as indirectly beneficially owned by Mr. Harris are directly beneficially owned by Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (“WP VIII” and, together with WP X, the “Funds”).  The sole general partner of WP X is Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”).  Warburg Pincus X, LLC, a Delaware limited liability company (“WP X LLC”), is the sole general partner of WP X LP.  Warburg Pincus Partners, LLC, a New York limited liability company (“WPP LLC”), is the sole member of WP X LLC and the general partner of WP VIII.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages each of the Funds.  Warburg Pincus & Co., a New York general partnership (“WP” and, together with the Funds, WP X LP, WP X LLC, WPP LLC, and WP LLC, the “Warburg Pincus Entities”) is the managing member of WPP LLC.  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC.  Mr. Harris, a director of the Company, is a general partner of WP and managing director and member of WP LLC and by reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be deemed to be the beneficial owner of the shares of Common Stock that may be deemed to be beneficially owned by the Warburg Pincus Entities.  Mr. Harris disclaims beneficial ownership of all shares of Common Stock that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any indirect pecuniary interest therein.  This Form 4 shall not be deemed an admission that Mr. Harris is a beneficial owner of any shares of Common Stock for purposes of Section 16 of the Exchange Act or for any other purpose or that he has an obligation to file this Form 4.

(3) Represents shares of Common Stock directly owned by Mr. Harris or trusts established for the benefit of his family members.  Mr. Harris disclaims beneficial ownership of all such shares of Common Stock held by any such trust, except to the extent of any pecuniary interest therein.